Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-69034) of Wyndham International, Inc. of our report dated June 17, 2003 relating to the financial statements and financial statement schedules of the Wyndham International Employee Savings & Retirement Plan, which appears in this Form 11-K.

/S/:  PricewaterhouseCoopers LLP

Hartford, Connecticut

June 24, 2003